Exhibit 99.1

Cellectar Biosciences Receives Additional Japanese Patent for CLR 131 and CLR 125 for the Treatment of Various Solid Tumors

Madison, Wisc. (October 17, 2017) -- Cellectar Biosciences, Inc. (Nasdaq: CLRB) (the “company”), an oncology-focused, clinical stage biotechnology company, today announces the Japanese Patent Office has granted it a patent covering both composition of matter and method of use for CLR 131 and CLR 125, two of the company’s phospholipid drug conjugates™ (PDCs™). Both compounds are composed of radio isotopes conjugated to the company’s proprietary PDC delivery platform. CLR 131 is the company’s lead compound and is currently in a Phase 1 trial for multiple myeloma and a Phase 2 trial for multiple blood cancers. CLR 125 was part of a National Cancer Institute (NCI)-sponsored study showing potential effect against triple-negative breast cancer.

The recently issued patent, JP 2014-147869 (Phospholipid Analogs as Diapeutic Agents) provides intellectual property protection for both diagnostic and therapeutic applications. Most significantly, the patent includes five claims for CLR 131 and CLR 125 in treating multiple solid tumor cancer types, including brain (glioma), colorectal, intestinal, ovarian, cervical, pancreatic, lung, adrenal, retinoblastoma and skin cancers, as well as squamous cell cancers (cancers of the lining of hollow organs, i.e., head and neck cancer, bladder cancer, etc.). Cellectar Biosciences holds the exclusive, worldwide rights to develop and commercialize both CLR 131 and CLR 125.

“The issuance of this Japanese patent enhances our growing intellectual property portfolio in this strategically important market and underscores the novelty of our delivery platform and the potential of these compounds. Certain cancers such as head and neck and gastric are more prevalent in Asia and represent high unmet medical need both within and outside the region,” said Jim Caruso, president and CEO of Cellectar. “The increased market protection provided by this patent combined with the ongoing NCI supported research in head and neck cancer and the early clinical benefits seen to date with CLR 131, affords us the opportunity to initiate a more global development program.”

About CLR 131

CLR 131 is an investigational compound under development for a range of hematologic malignancies. It is currently being evaluated as a single-dose treatment in a Phase 1 clinical trial in patients with relapsed or refractory (R/R) multiple myeloma (MM) as well as in a Phase 2 clinical trial for R/R MM and select R/R lymphomas as either a one- or two-dose treatment. CLR 131 represents a novel approach to treating hematological diseases and based upon preclinical and interim Phase 1 study data, may provide patients with therapeutic benefits including, overall survival, an improvement in progression-free survival, and overall quality of life. CLR 131 utilizes the company's patented PDC™ tumor targeting delivery platform to deliver a cytotoxic radioisotope, iodine-131, directly to tumor cells. The FDA has granted Cellectar an orphan drug designation for CLR 131 in the treatment of multiple myeloma.

About CLR 125
CLR 125 utilizes the company’s patented PDC tumor targeting delivery platform to deliver a radiotherapeutic isotope, iodine-125, directly to tumor cells.  This compound may be uniquely suited to treat select cancers, such as triple negative breast cancer, and micro-metastatic disease. Iodine-125 is a low energy gamma emitting isotope that when selectively delivered to tumor cells can result in improved outcomes.

About Phospholipid Drug Conjugates™ (PDCs™)
Cellectar’s product candidates are built upon its patented cancer cell-targeting delivery and retention platform of optimized phospholipid ether-drug conjugates™ (PDCs™). The company designed its phospholipid ether (PLE) carrier platform to be coupled with a variety of payloads to facilitate the discovery and development of improved targeted novel therapeutic compounds. The basis for selective tumor targeting of our PDC compounds lies in the differences between the plasma membranes of cancer cells compared to those of normal cells. Cancer cell membranes are highly enriched in lipid rafts, which are glycolipoprotein microdomains of the plasma membrane of cells that contain high concentrations of cholesterol and sphingolipids, and serve to organize cell surface and intracellular signaling molecules. PDCs™ have been tested in more than 80 different xenograft models of cancer.

About Cellectar Biosciences, Inc.
Cellectar Biosciences (Nasdaq: CLRB) is developing phospholipid drug conjugates (PDCs) designed to provide cancer targeted delivery of diverse oncologic payloads to a broad range of cancers and cancer stem cells. Cellectar's PDC platform is based on the company's proprietary phospholipid ether analogs. These novel small-molecules have demonstrated highly selective uptake and retention in a broad range of cancers, even sites of metastases. The company's lead therapeutic PDC, CLR 131, utilizes iodine-131, a cytotoxic radioisotope, as its payload. CLR 131 has been designated as an orphan drug by the US FDA and is currently being evaluated in a Phase 1 clinical study in patients with relapsed or refractory multiple myeloma and a Phase 2 clinical study to assess efficacy in a range of B-cell malignancies. The company is also developing proprietary PDCs for targeted delivery of chemotherapeutics and has several preclinical stage product candidates, and plans to expand its PDC chemotherapeutic pipeline through both in-house and collaborative R&D efforts. For more information please visit www.cellectar.com.

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CONTACT:
Jules Abraham
JQA Partners, Inc.
917-885-7378
jabraham@jqapartners.com